Exhibit 10.2

ESCROW AGREEMENT

ESCROW AGREEMENT, dated as of February 6, 2017 (the “Agreement”), by and among Inuvo, Inc., a Nevada corporation (the “Company”), NetSeer Acquisition, Inc., a Nevada corporation and wholly-owned subsidiary of the Company (the "Buyer"), NetSeer, Inc., a Delaware corporation (the “Seller”) and Pearlman Law Group, LLP, as escrow agent (the “Escrow Agent”). Capitalized terms used but not defined herein have the meaning afforded to them in the Purchase Agreement (defined below).

WHEREAS, the Company, the Buyer and the Seller have entered into an Asset Purchase Agreement, of even date herewith (the “Purchase Agreement”), pursuant to which, the Seller sold to the Buyer substantially all the assets, and certain specified liabilities, of the Business (as defined in the Purchase Agreement);

WHEREAS, in connection with the transactions contemplated by the Purchase Agreement, pursuant to Section 2.05(b) of the Purchase Agreement the Seller agreed to deposit 529,350 shares of the Company's common stock, par value $0.001 per share issued to it into escrow (the “Escrow Shares”) pending release pursuant to the terms of the Purchase Agreement; and

WHEREAS, the Company, the Buyer and the Seller desire that the Escrow Agent accept the Escrow Shares plus any and all dividends and distributions thereon (the “Escrow Property”), in escrow, to be held and disbursed as hereinafter provided.

IT IS AGREED:

1.     Appointment of Escrow Agent. The Company, the Buyer and the Seller hereby appoint the Escrow Agent to act in accordance with and subject to the terms of this Agreement and the Escrow Agent hereby accepts such appointment and agrees to act in accordance with and subject to such terms.

2.     Deposit of Escrow Shares. On or before the date hereof, the Company shall deliver to the Escrow Agent a certificate representing the Escrow Shares, to be held and disbursed subject to the terms and conditions of this Agreement. The certificate representing the Escrow Shares shall bear the following legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO, OR PURSUANT TO RULE 144 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO INUVO, INC. THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

3.    Disposition of Escrow. The Escrow Agent will hold the Escrow Property in escrow until authorized hereunder to release and deliver the Escrow Property as follows:

(a)    Release of Escrow Shares to the Company. From time to time during the Escrow Period, the request to release of any Escrow Shares to the Company in accordance with Sections 2.06 and/or 8 of the Purchase Agreement shall be accompanied by written instructions signed jointly by the Company, the Buyer and the Seller or its designee, if the Escrow Agent has been notified of such designee specifying the number of Escrow Shares to be so released (the "Release Instructions"). Upon receipt of the Release Instructions, the Escrow Agent shall promptly, without any further notice, action or deed, release and deliver such number of Escrow Shares to the Company. If the Release Instructions is for a number of Escrow Shares which is less than all of the Escrow Shares then representing the Escrow Property, the Escrow Agent shall promptly deliver the stock certificate(s) representing the Escrow Property to the Company's transfer agent with instructions to cancel such number of Escrow Shares as shall be specified in the Release Instructions and return a stock certificate to the Escrow Agent representing any remaining Escrow Property, which such remaining Escrow Shares shall remain part of the Escrow Property.

(b)        Termination of Escrow. The escrow created hereunder shall terminate without any further notice, action or deed, upon the earlier to occur of (i) the release of all Escrow Shares to the Company, or (ii) twelve months following the Closing Date (as defined in the Purchase Agreement) (the "Termination Date"). To the extent any Escrow Property continues to be held by the Escrow Agent following the Termination Date, such Escrow Property, if any, shall be delivered to the Seller automatically without the need of a Release Instructions.

(c)    Disposition Dispute.  If either the Seller or the Company believes that the Escrow Property should not be released by the Escrow Agent at the Termination Date pursuant to a notice given under this Agreement prior to the Termination Date, then such party shall deliver written notice thereof to the Escrow Agent prior to such release (with the failure to timely deliver such notice waiving any right to challenge the release of the Escrow Property). Upon receipt of such notice, the Escrow Agent may take one of the following actions, in its sole and absolute discretion: (i) deposit the Escrow Property with the clerk of a court of competent jurisdiction, provided, that upon the deposit by the Escrow Agent of the Escrow Property with such clerk, the Escrow Agent shall be relieved of all further obligations and released from all liability hereunder; (ii) file a suit in interpleader in such court and obtain an order from such court requiring all parties involved to litigate in such court their respective claims arising out of or in connection with the Escrow Property; (iii) continue to hold the Escrow Property until direction to release the Escrow Property by the final, non-appealable judgment of a court of competent jurisdiction or by mutual written agreement of the Seller and the Company; or (iv) deliver the Escrow Property to a successor escrow agent mutually selected by the Seller and the Company, provided that the Seller and the Company release the Escrow Agent from all further liability with respect to the Escrow Property. In the event that any such controversy arises hereunder may take the aforementioned actions and in no event shall the Escrow Agent be required to determine the proper resolution of such controversy or the proper disposition of the Escrow Property.

(d)    No Discretionary Authority. The Escrow Agent has no discretion with respect to, or duty to make any determination as to, whether a notice is properly given, nor is the Escrow Agent required to review or evaluate, or be subject to, the Purchase Agreement any other Transaction Document or any other underlying agreement. The Escrow Agent shall have no further duties hereunder after the disbursement of the Escrow Property in accordance with this Section 3.

4.    Rights of the Seller in Escrow Shares.

4.1    Voting and Other Stockholder Rights. The Seller shall not have any voting rights or any other rights as a stockholder of the Company with respect to the Escrow Shares until such time as they are delivered to the Seller in accordance with Section 3.

4.2     Dividends or Other Distributions in Respect of the Escrow Shares; Adjustments in Number of Escrow Shares. For so long as the Escrow Shares are held by the Escrow Agent (the “Escrow Period”), any dividends or distributions payable in cash or non-cash property (including capital stock of the Company) shall be paid with respect to the Escrow Shares and held as Escrow Property to be released pari passu with the Escrow Shares in accordance with Section 3(a) and Section 3(b) above. The number of Escrow Shares will be adjusted to reflect any split, reverse split, reclassification or other adjustment to the common stock of the Company in the same manner as the number of issued and outstanding shares of the common stock are adjusted to reflect any such event.

4.3     Restrictions on Transfer and Redemption. During the Escrow Period, no sale, transfer or other disposition may be made of any of the Escrow Shares by the Company, the Buyer or the Seller other than to one of the Permitted Transferees as set forth under the Lock-Up Agreement (as defined under the Purchase Agreement) (“Seller Transferees”). During the Escrow Period, the Company shall not be permitted to redeem, substitute or replace the Escrow Shares without the Seller’s prior written consent. During the Escrow Period, the Escrow Shares will be reflected on the books and records of the Company as issued and outstanding shares.

5.     Concerning the Escrow Agent.

5.1    Good Faith Reliance. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith. The Escrow Agent shall be entitled to consult with external counsel of its own reasonable selection and the opinion of such counsel shall be full and complete authorization and protection to the Escrow Agent in respect of any action taken or omitted by the Escrow Agent hereunder in good faith and in accordance with the opinion of such counsel. The Escrow Agent may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including internal or external counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto. It is understood and acknowledged that certain notices given by the Company hereunder may be prepared by the Escrow Agent when acting in its capacity as counsel to the Company, and that fact shall not undermine the validity of any such notice or the Escrow Agent’s ability to rely thereon.

5.2    Duties Limited. The Escrow Agent: (i) is not responsible for the performance by the Company, the Buyer or the Seller of this Agreement or any of the other Transaction Documents or for determining or compelling compliance therewith; (ii) is only responsible for holding the Escrow Property in escrow pending release thereof in accordance with Section 3; and (iii) shall not be obligated to take any legal or other action hereunder which might in its judgment involve or cause it to incur any expense or liability unless it shall have been furnished with indemnification acceptable to it, in its sole and absolute discretion. The duties and obligations of the Escrow Agent shall be limited to and determined solely by the express provisions of this Escrow Agreement and no implied duties or obligations shall be read into this Escrow Agreement against the Escrow Agent. The Escrow Agent’s duties hereunder are purely ministerial and the Escrow Agent is not acting as a fiduciary to the Seller, the Buyer or the Company. The Escrow Agent is not bound by and is under no duty to inquire into the terms or validity of any other agreements or documents, including any agreements which may be related to, referred to in or deposited with the Escrow Agent in connection with this Escrow Agreement, notwithstanding that the Escrow Agent has acted as counsel to the Company and the Buyer in connection with the subject matter thereof.

5.3     Indemnification. The Escrow Agent shall be indemnified and held harmless jointly and severally by the Company, the Buyer and the Seller from and against any expenses, including counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which in any way, directly arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, or the Escrow Property held by it hereunder solely as a result of its function as Escrow Agent, and not as it relates to its function of Company and Buyer counsel. In no event shall Escrow Agent be liable for special, indirect, consequential, or punitive damages, or damages for lost profits solely as a result of its function as Escrow Agent, and not as it relates to its function of Company and Buyer counsel. In the event of the receipt of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent, in its sole and absolute discretion, may take the actions set forth in Section 3(c) hereof with respect to the Escrow Property. The provisions of this Section 5.3 shall survive in the event the Escrow Agent resigns or is discharged pursuant to Sections 5.6 or 5.7 below. The Escrow Agent shall not incur any liability for not performing or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Escrow Agent (including but not limited to any act or provision of any present or future Law or Governmental Body or any act of God or war).

5.4     Fees and Expenses. The Company shall be liable for and shall pay 100% of the Escrow Agent’s out of pocket expenses incurred by Escrow Agent in the performance of its duties hereunder. The out of pocket expenses shall be paid to the Escrow Agent from time to time at its request.

5.5     Further Assurances. From time to time on and after the date hereof, the Company, the Buyer and the Seller shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder, but at no additional expense to the Seller, Seller Designee or Seller Transferees, as applicable.

5.6    Resignation. The Escrow Agent shall have the right at any time to resign for any reason or no reason at all and be discharged of its duties as Escrow Agent hereunder by giving written notice of its resignation to the parties hereto at least ten (10) calendar days prior to the date specified for such resignation to take effect. All obligations of the Escrow Agent hereunder shall cease and terminate on the effective date of its resignation and its sole responsibility thereafter shall be to hold the Escrow Property, for a period of ten (10) calendar days following the effective date of resignation, at which time:

(i)    if a successor escrow agent shall have been appointed and written notice thereof shall have been given to the resigning Escrow Agent by parties hereto and the successor escrow agent, then the resigning Escrow Agent shall deliver the Escrow Property to the successor escrow agent; or

(ii)    if a successor escrow agent shall not have been appointed, for any reason whatsoever, the resigning Escrow Agent shall deliver the Escrow Property to a court of competent jurisdiction in the county in which the Escrow Property is then being held, and take all necessary steps to do so, and give written notice of the same to the parties hereto.

5.7     Discharge of Escrow Agent. The Escrow Agent shall resign and be discharged from its duties as escrow agent hereunder if so requested in writing at any time jointly by the Company, the Buyer and the Seller or the Seller Designee; provided, that any notice of discharge must (i) direct the disposition of the Escrow Property by Escrow Agent and (ii) include a full release of the Escrow Agent of all liability hereunder.

5.8    Conflicting Demands. In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions with respect to the Escrow Property which, in its sole and absolute discretion, are in conflict either with other instructions received by it as Escrow Agent or with any provision of this Escrow Agreement, the Escrow Agent shall have the absolute right to suspend all further performance under this Escrow Agreement (except for the safekeeping of the Escrow Property) until such uncertainty or conflicting instructions have been resolved to the Escrow Agent’s sole and absolute satisfaction in accordance with Section 3(c) hereof and provided that Escrow Agent has provided reasonable notice of this uncertainty and the suspension of its performance to the Seller or the Seller Designees; provided that if the Escrow Agent so suspends all or some portion of further performance under this Escrow Agreement because of any such uncertainty, then the Escrow Agent shall use its reasonable best efforts to resolve such uncertainty as soon as reasonably practicable possible so as to be able to resume such performance.

6.     Miscellaneous.

6.1     Governing Law. This Agreement shall for all purposes be deemed to be made under and shall be construed in accordance with the laws of the State of Nevada, without regard to the conflicts of laws principles thereof.

6.2     Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and, except as expressly provided herein, may not be changed or modified except by an instrument in writing signed by the Seller, the Buyer the Company and the Escrow Agent.

6.3     Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation thereof.

6.4     Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their legal representatives, successors and assigns.

6.5     Notices. Any notice or other communication required or which may be given hereunder shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, or sent by facsimile or other electronic transmission (with confirmation of receipt), addressed as follows:

If to the Seller:	c/o ONSET Ventures 2400 Sand Hill Road, Suite 150 Menlo Park, VA 94025 Facsimile: (650) 529-0777 E-mail: bea@onset.com Attention: Vice President of Finance

with a copy to:	Pillsbury Winthrop Shaw Pitman LLP 2550 Hanover Street Palo Alta, CA 94304 Facsimile: (650) 223-4545 E-mail: spierson@pillsburylaw.com Attention: Stanley F. Pierson, Esq.

If to Buyer:	500 President Clinton Avenue Suite 300 Little Rock, AR 72201 Facsimile: (877) 311-3050 E-mail: John.Pisaris@Inuvo.com Attention: John B. Pisaris, Esq. Secretary and General Counsel

with a copy to:	Pearlman Law Group LLP 2200 Corporate Boulevard NW Suite 210 Boca Raton, FL 33431 Facsimile: (561) 362-9612 E-mail: brian@pslawgroup.net Attention: Brian A. Pearlman, Esq.

If to the Escrow Agent:	Pearlman Law Group LLP 2200 Corporate Boulevard NW Suite 210 Boca Raton, FL 33431 Facsimile: (561) 362-9612 E-mail: brian@pslawgroup.net Attention: Brian A. Pearlman, Esq.

The parties may change the persons and addresses to which the notices or other communications are to be sent by giving written notice to any such change in the manner provided herein for giving notice. The Seller may further update the persons and addresses to which the notices or other communications are to be sent by giving written notice to include the Seller Designee.

6.6     Counterparts. This Agreement may be executed in several counterparts, each one of which shall constitute an original and may be delivered by facsimile transmission, and together shall constitute one instrument.

6.7    No Conflict of Interest. The Company, the Buyer and the Seller (i) (A) acknowledge and agree that the Escrow Agent’s serving as escrow agent hereunder shall not constitute a conflict of interest despite the Escrow Agent’s contemporaneously serving as counsel to the Company and the Buyer in connection with the Purchase Agreement, this Agreement and the other Transaction Documents and any other matters, and shall not constitute a conflict of interest in connection with Escrow Agent’s representation of the Company and/or the Buyer in the future in any matter, (B) waives any conflict of interest resulting from the Escrow Agent’s contemporaneously serving as counsel to the Company and the Buyer in connection with the Purchase Agreement, this Agreement and the other Transaction Documents, and (ii) covenants and agrees not to assert a conflict of interest solely as a result of the Escrow Agent serving in such roles. The parties agree that the Escrow Agent may serve as counsel to the Company and/or the Buyer in connection with a dispute involving this Agreement or the Escrow Property, provided that the Escrow Agent shall promptly resign from its duties as Escrow Agent as provided for in Section 5.6. The Seller, Company and Buyer acknowledge that the provisions of this Section 6.7 constitute a material inducement for the Escrow Agent to serve as escrow agent hereunder. The Seller, the Buyer and the Company further acknowledge and agree that they have selected the Escrow Agent in order to facilitate the consummation of the transactions contemplated by the Purchase Agreement and the retention of the Escrow Property in order to avoid the time, cost and expense of a third party serving as the escrow agent hereunder.

[SIGNATURE PAGE TO FOLLOW]

WITNESS the execution of this Agreement as of the date first above written.

COMPANY:

INUVO, INC.

By: /s/ Wallace D. Ruiz
Wallace D. Ruiz
Chief Executive Officer

BUYER:

NETSEER ACQUISITION, INC.

By: /s/ Wallace D. Ruiz
Wallace D. Ruiz
Chief Financial Officer

SELLER:

NETSEER, INC.

By: /s/ John Mracek
John Mracek
Chief Executive Officer

ESCROW AGENT:

PEARLMAN LAW GROUP LLP

By: /s/ Brian A. Pearlman
Brian A. Pearlman
Partner

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